UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2005

COUNTRYWIDE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4500 Park Granada, Calabasas, California 91302
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 225-3000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On March 24, 2005, Countrywide Financial Corporation (the “Company”) and Thomas Keith McLaughlin, the Company’s former Chief Financial Officer (the “Consultant”), entered into a Consulting Agreement and a General Release Agreement in connection with the resignation by the Consultant from his employment with the Company.

The Consulting Agreement has a stated term from April 1, 2005 to and including April 1, 2007. The Consulting Agreement may be terminated prior to the expiration of the stated term (1) upon the occurrence of certain events, such as the Consultant’s death or disability, (2) for cause by the Company, (3) at any time by the Consultant on thirty (30) days’ prior written notice to the Company, or (4) by mutual agreement of the Company and the Consultant.

The Consulting Agreement requires the Consultant to provide advisory and consulting services to the Company as reasonably requested by the Company from time to time. The requested services may not exceed three hundred eighty-four (384) cumulative hours during any twelve (12) month period during the term.

The Consultant may not, during the term of the Consulting Agreement, provide services to any third party that operates or engages in the same, or a substantially similar, line or lines of business as any of the businesses conducted by the Company (the “Protected Business”). The Consultant is not prohibited, however, from providing services to any business or entity that owns or operates, or controls another business or entity that owns or operates a business similar to the Protected Business so long as the business similar to the Protected Business constitutes less than 10% of the gross revenues of such entity together with its subsidiaries and affiliates and the Consultant is not directly involved with the business similar to the Protected Business.

During the term of the Consulting Agreement, and for a period of twelve (12) months thereafter, the Consultant shall not, directly or indirectly, interfere with the Company’s relationship with, or entice or endeavor to entice away from the Company, any person who at any time within the preceding three (3) months was an employee of the Company.

Pursuant to the General Release Agreement, (1) the Consultant has released the Company and related parties, with certain exceptions, from all claims the Consultant may have had at any time through March 24, 2005 and (2) the Company and related parties have released the Consultant, with certain exceptions, from all claims the Company and related parties may have had at any time through March 24, 2005. The General Release Agreement also provides for the survival of certain indemnification obligations of the Company and insurance coverage of the Consultant.

In consideration of the Consultant’s performance of his obligations under the Consulting Agreement, the Consultant is entitled to payment of consulting fees at an annual rate of $150,000 payable in equal monthly installments and the provision of medical, dental and vision benefits on terms provided generally to Company employees. Pursuant to the Consulting Agreement, the Consultant will be granted, subject to approval of the Compensation Committee of the Board of Directors, stock options with a value of $100,000 on April 1, 2005. The Consultant is also entitled, pursuant to the General Release Agreement, to the forgiveness of a note receivable payable to the Company in connection with a country club membership.

During the term of the Consulting Agreement, any vested and unvested stock options previously granted to the Consultant by the Company shall continue to vest and be exercisable in accordance with their terms. Pursuant to the terms of the options, the Consultant will have three months following the termination of the Consulting Agreement to exercise any options that were exercisable on the termination date.

The foregoing is a summary. Reference is hereby made to the Consulting Agreement and General Release Agreement, filed as exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K for the complete terms of such agreements.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On March 28, 2005, Mr. McLaughlin, resigned from his position as Executive Managing Director, Chief Financial Officer effective as of April 1, 2005. He will provide consulting services to the Company pursuant to the Consulting Agreement.

Also on March 28, 2005, the Company’s Board of Directors elected Eric P. Sieracki, 48, as Executive Managing Director and Chief Financial Officer of the Company effective as of April 1, 2005. Mr. Sieracki is currently Senior Managing Director, Investor Relations and Corporate Development.

Mr. Sieracki joined the Company in 1988 as Senior Vice President of Countrywide Asset Management Corporation. In 1994, after holding several executive positions at the Company, he was promoted to Managing Director. Before his most recent position as Senior Managing Director, Investor Relations and Corporate Development, Mr. Sieracki held the title of Senior Managing Director and Corporate Treasurer.

Item 9.01 Financial Statements and Exhibits

10.1	Consulting Agreement between Countrywide Financial Corporation and Thomas Keith McLaughlin dated as of April 1, 2005.

10.2	General Release Agreement between Countrywide Financial Corporation and Thomas Keith McLaughlin dated March 24, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 30, 2005	COUNTRYWIDE FINANCIAL CORPORATION

	By:	/s/ Stanford L. Kurland

Name: Stanford L. Kurland
Title: President and Chief Operating Officer

EXHIBIT INDEX

Exhibit
No.
10.1	Consulting Agreement between Countrywide Financial Corporation and Thomas Keith McLaughlin dated as of April 1, 2005.

10.2	General Release Agreement between Countrywide Financial Corporation and Thomas Keith McLaughlin dated March 24, 2005.